Exhibit 99(e)(2)
FIRST AMENDMENT
TO RIGHTS AGREEMENT
by and between
PHYSICIANS INSURANCE COMPANY OF WISCONSIN, INC.
and
AMERICAN STOCK TRANSFER & TRUST COMPANY
     First Amendment (the “Amendment”), dated as of December 8, 2005, by and between Physicians Insurance Company of Wisconsin, Inc., a Wisconsin stock insurance corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), to the Rights Agreement dated as of November 4, 2004 (the “Rights Agreement”); capitalized terms used without definition in this Amendment shall have the meanings given to them in the Rights Agreement.
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement in order to make any changes which the Company may deem necessary or desirable;
     WHEREAS, the Board of Directors of the Company has determined that an amendment is necessary and desirable, and the Company and the Rights Agent desire to evidence such amendment in writing;
     WHEREAS, the Company and ProAssurance Corporation (as defined below) intend to enter into the Merger Agreement (as defined below), pursuant to which, among other things, the Company and ProAssurance Corporation will effect a business combination; and

     WHEREAS, no Person (as defined in the Rights Agreement) is an Acquiring Person (as defined in the Rights Agreement and as amended below) as of the date hereof.
     NOW THEREFORE, the parties hereto agree as follows:
     1. Amendment to Section 1 (Certain Definitions).
          (a) The definition of “Exempt Person” in Section 1(i) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“The term “Exempt Person” shall also mean ProAssurance Corporation, a Delaware Corporation (“ProAssurance”), and a Wisconsin corporation to be formed as a wholly-owned subsidiary of ProAssurance (“NEWCO”) or any of their respective Affiliates or Associates, solely in connection with the approval, public announcement, execution or delivery of, or consummation of the transactions contemplated by the Merger Agreement.
          (b) A new subsection 1(jj) of the Rights Agreement is hereby created to read as follows:
“(jj) “Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of December 8, 2005 proposed to be executed by and among the Company and ProAssurance, pursuant to which the Company (after giving effect to its merger with NEWCO) would become a wholly-owned subsidiary of ProAssurance, as more fully described therein.”
          (c) The definition of “Stock Acquisition Date” in Section 1(m) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely in connection with the approval, public announcement, execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement.”
     2. Amendment to Section 3 (Issue of Right Certificates).
     Section 3(a) of the Rights Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by reason of the approval, public announcement, execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement.”
     3. Amendment to Section 7(a) (Exercise of Rights; Purchase Price; Expiration Date of Rights).
     Section 7(a) of the Rights Agreement is hereby amended by replacing clause (iii) and the words thereafter with the following:
“(iii) the time at which such Rights are exchanged pursuant to Section 24, or (iv) the moment in time immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the ‘Expiration Date’).”
     4. Amendment to Section 25 (Notice of Certain Events).
     Section 25 of the Rights Agreement is hereby amended by adding the following subsection (c):
“(c) This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time. The Company agrees to promptly notify the Rights Agent in writing, upon the occurrence of the Effective Time, which notice shall specify (i) that the Effective Time has occurred, and (ii) the date upon which this Agreement and the Rights established hereunder were terminated.”
     5. Amendment to Section 31 (Benefits of Agreement).
     Section 31 of the Rights Agreement is hereby amended by adding the following at the end thereof:
“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution of the Merger Agreement or the public announcement or consummation of the transactions contemplated by the Merger Agreement.”

     6. Effectiveness. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
     7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.
     8. Miscellaneous. This Amendment shall be deemed a contract made under the laws of Wisconsin and for all purposes shall be governed by and construed in accordance with the laws of such state. If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Amendment shall nevertheless remain in full force and effect and upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Amendment and such term or other provision shall be deemed to have been amended so as to effect the original intent of the parties as closely as possible in an acceptable manner to the Board of Directors of the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first written above.

PHYSICIANS INSURANCE COMPANY OF WISCONSIN, INC.

/s/ William T. Montei

By:	William T. Montei, President and CEO

Attest:	/s/ Christopher Brady

By:	Christopher Brady, Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer

Name: Herbert J. Lemmer
Title: Vice President
Attest:	/s/ Susan Silber

Name: Susan Silber
Title Assistant Secretary